Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

June 10, 2014

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”) for shares of the Company’s Series A Junior Participating Preferred Stock, (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), (iii) the Company’s senior debt securities (the “Senior Debt Securities”) and the Company’s subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (iv) guarantees (the “Guarantees”) of the Debt Securities by the subsidiaries (the “Subsidiary Guarantors”) listed on Schedule I hereto, (v) the Company’s depositary shares representing interests in fractional shares of Preferred Stock (the “Depositary Shares”), (vi) the Company’s warrants to purchase Common Stock, Preferred Stock, Debt Securities or other securities (the “Warrants”), (vii) the Company’s rights to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (the “Rights”), (viii) the Company’s stock purchase contracts to purchase Common Stock or other securities (the “Stock Purchase Contracts”), (ix) the Company’s obligations under stock purchase units, each representing ownership of Stock Purchase Contracts and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing a holder’s obligation to purchase the securities under such Stock Purchase Contracts (the “Stock Purchase Units”), and (x) units issued by the Company comprised of any of the foregoing securities listed in (i) through (ix) above (the “Units”), or any combination of the foregoing, each on the terms to be determined at the time of each offering, in an aggregate amount not to exceed $750,000,000.

In our capacity as such counsel, we have reviewed (a) the Indenture, dated as of April 17, 2002, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), related to the Senior Debt Securities, (b) the Indenture, dated as of

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June 10, 2014

January 12, 2010, among the Company and the Trustee, related to the Subordinated Debt Securities, and (c) the Section 382 Rights Agreement (the “382 Rights Agreement”) related to the Preferred Stock Purchase Rights, dated as of November 6, 2013, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “382 Rights Agent”). Each of the Indentures referenced in clauses (a) and (b) is referred to herein as an “Indenture”. We have assumed that (i) each Indenture has been duly authorized and executed by the Trustee and constitutes a valid and binding agreement of the Trustee and (ii) the 382 Rights Agreement has been duly authorized and executed by the 382 Rights Agent and constitutes a valid and binding agreement of the 382 Rights Agent.

The Depositary Shares are to be issued from time to time pursuant to a deposit agreement (the “Deposit Agreement”) to be entered into between the Company and a bank or trust company (the “Depositary”) selected by the Company. The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”) selected by the Company. The Rights will be issued pursuant to a rights agreement (the “Rights Agreement”) between the Company and a rights agent (the “Rights Agent”) selected by the Company. The Stock Purchase Contracts will be issued pursuant to a purchase contract agreement (the “Purchase Contract Agreement”) between the Company and a purchase contract agent (the “Purchase Contract Agent”) selected by the Company. The Stock Purchase Units will be issued pursuant to a stock purchase unit agreement (the “Stock Purchase Unit Agreement”) between the Company and a stock purchase unit agent (the “Stock Purchase Unit Agent”) selected by the Company. The Units will be issued pursuant to a unit agreement (the “Unit Agreement”) between the Company and a unit agent (the “Unit Agent”) selected by the Company. The Deposit Agreement, the Warrant Agreement, the Rights Agreement, the Purchase Contract Agreement, the Stock Purchase Unit Agreement and the Unit Agreement are hereinafter referred to collectively as the “Transaction Agreements.”

We have assumed that the execution and delivery of, and the performance of all obligations under, the Transaction Agreements will be duly authorized by all requisite action by the parties thereto, that the Transaction Agreements will be duly executed and delivered by the parties thereto, that the Deposit Agreement will be a valid and binding agreement of the Depositary, enforceable against the Depositary in accordance with its terms, that the Warrant Agreement will be a valid and binding agreement of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms, that the Rights Agreement will be a valid and binding agreement of the Rights Agent, enforceable against the Rights Agent in accordance with its terms, that the Purchase Contract Agreement will be a valid and binding agreement of the Purchase Contract Agent, enforceable against the Purchase Contract Agent in accordance with its terms, that the Stock Purchase Unit Agreement will be a valid and binding agreement of the Stock Purchase Unit Agent, enforceable against the Stock Purchase Unit Agent in accordance with its terms and that the Unit Agreement will be a valid and binding agreement of the Unit Agent, enforceable against the Unit Agent in accordance with its terms.

We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or

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June 10, 2014

photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	Upon the due authorization of the issuance of shares of Common Stock and the issuance and sale thereof as described in the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable and the associated Preferred Stock Rights will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	Upon the due authorization of the issuance of shares of Preferred Stock and the issuance and sale thereof as described in the Registration Statement, such shares of Preferred Stock will be validly issued, fully paid and nonassessable

3.	Upon due authorization, the Debt Securities, when (a) the definitive terms and provisions of such Debt Securities have been duly established, (b) any supplemental indenture has been duly executed and delivered by the Company, the Guarantors (if any) and the Trustee and (c) when the Debt Securities are duly executed and delivered by the Company and authenticated by the Trustee in accordance with the applicable Indenture and paid for by the purchasers thereof, the Debt Securities will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

4.	Upon due authorization, the Guarantees, when (a) the definitive terms and provisions of such Guarantees have been duly established, (b) a supplemental indenture providing for the Guarantees has been duly executed and delivered by the Company, the Guarantors and the Trustee and (c) when the Debt Securities are duly executed and delivered by the Company and the Guarantors and authenticated by the Trustee in accordance with the applicable Indenture and when the Debt Securities have been paid for by the purchasers thereof, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms;

5.	Upon the due authorization of the issuance of the Depositary Shares and the issuance and delivery thereof in accordance with the terms of the applicable Deposit Agreement, such Depositary Shares will have been validly issued, will represent a valid evidence of interest in the related Preferred Stock and will entitle the holders thereof to the rights specified in the Deposit Agreement;

6.	Upon the due authorization of the Warrants and when duly executed by the Company and countersigned by the Warrant Agent in accordance with the applicable Warrant Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

7.	Upon the due authorization of the Rights and when duly executed by the Company and countersigned by the Rights Agent in accordance with the applicable Rights Agreement, the Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

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June 10, 2014

8.	Upon the due authorization of the Stock Purchase Contracts and when duly executed by the Company and countersigned by the Purchase Contract Agent in accordance with the applicable Purchase Contract Agreement, the Stock Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

9.	Upon the due authorization of the Stock Purchase Units and when duly executed by the Company and countersigned by the Stock Purchase Unit Agent in accordance with the applicable Stock Purchase Unit Agreement, the Stock Purchase Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

10.	Upon the due authorization of the Units and when duly executed by the Company and countersigned by the Unit Agent in accordance with the applicable Unit Agreement, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject, as the enforcement of remedies, to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is limited in all respects to the laws of the States of Colorado, Florida, Georgia, Indiana, Maryland, New Jersey, New York, North Carolina, Tennessee and Virginia, the Delaware Limited Liability Company Act and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the States listed on Schedule II, we have relied, with the consent of the respective counsel listed on Schedule II, upon their opinions, dated as of the date hereof, and our opinions with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in those opinions.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

Schedule I

Beazer General Services, Inc.

Beazer Homes Corp.

Beazer/Squires Realty, Inc.

Beazer Homes Sales, Inc.

Beazer Homes Investments, LLC

Beazer Realty Corp.

Beazer Homes Holdings Corp.

Beazer Homes Indiana Holdings Corp.

Beazer Homes Texas Holdings, Inc.

Beazer Homes Texas, L.P.

Beazer Homes Indiana LLP

April Corporation

Beazer SPE, LLC

Beazer Realty, Inc.

Beazer Realty Services, LLC

Beazer Realty Los Angeles, Inc.

Beazer Realty Sacramento, Inc.

BH Building Products, LP

BH Procurement Services, LLC

Homebuilders Title Services of Virginia, Inc.

Homebuilders Title Services, Inc.

Beazer Allied Companies Holdings, Inc.

Paragon Title, LLC

Trinity Homes, LLC

Beazer Commercial Holdings, LLC

Beazer Clarksburg, LLC

Arden Park Ventures, LLC

Beazer Mortgage Corporation

Beazer Homes Michigan, LLC

Dove Barrington Development LLC

Clarksburg Arora LLC

Clarksburg Skylark, LLC

Elysian Heights Potomia, LLC

Beazer-Inspirada LLC

Schedule II

Barnes & Thornburg LLP	Indiana

Holland & Knight LLP	Florida

Ireland Stapleton Pryor & Pascoe, PC	Colorado

Greenbaum, Rowe, Smith & Davis LLP	New Jersey

Walsh, Colucci, Lubeley & Walsh PC	Maryland

Hunton & Williams LLP	Tennessee, Virginia